Exhibit 99.2

DIEDRICH COFFEE ANNOUNCES LEADERSHIP TRANSITION

Paul Heeschen to Become Executive Chairman and Sean McCarthy Appointed President

Irvine, Calif. — January 25, 2010 — Diedrich Coffee, Inc. (Nasdaq: DDRX) today announced that, effective February 1, 2010, Paul C. Heeschen will assume the role of Executive Chairman and Sean M. McCarthy will be promoted to President of the Company in connection with the previously announced departure of the Company’s Chief Executive Officer, J. Russell Phillips.

Paul Heeschen has served on the Company’s Board of Directors since 1996 and has been the non-executive Chairman since 2001. By transitioning to the role of Executive Chairman, he will assume a more active role at the Company working collaboratively with Mr. McCarthy.

Sean McCarthy joined Diedrich Coffee in 2004 and has served as the Company’s Chief Financial officer since 2006. Prior to joining Diedrich Coffee, Mr. McCarthy held a number of business and financial positions at Advantica Restaurants Group, Inc., Taco Bell, Inc. and El Torito Restaurants. In addition to retaining his duties as Chief Financial Officer, Mr. McCarthy will assume responsibility for oversight of the day-to-day operations of the Company.

Mr. McCarthy received a Bachelor’s degree in business management from Pepperdine University and a Master’s degree in business administration from the University of Southern California.

“On behalf of the Board of Directors, I want to thank Russ for his service to Diedrich Coffee over the last two years,” stated Mr. Heeschen. “Going forward, the Board and I have a great deal of confidence in Sean and I look forward to working closely with him to promote the continued success of our Company.”

About Diedrich Coffee

Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The company markets its three leading brands of specialty coffees, Diedrich Coffee, Coffee People and Gloria Jean’s Coffees, through office coffee service distributors, restaurants and specialty retailers, and via the company’s web stores. Diedrich Coffee is one of only a few roasters under license to produce K-Cups for Keurig Incorporated’s top-selling single-cup brewing system. For more information about Diedrich Coffee, call 800-354-5282, or go to www.diedrich.com, www.coffeepeople.com or www.coffeeteastore.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor, except that this safe harbor does not apply to forward-looking statements made in connection with a tender offer. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of Diedrich Coffee’s wholesale operations, the company’s ability to maintain profitability over time, the successful execution of the company’s growth strategies, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the company’s annual report on Form 10-K for the fiscal year ended June 24, 2009 and other reports filed with the Securities and Exchange Commission. Except where required by law, the company does not undertake an obligation to revise or update any forward-looking statements, whether as a result of new information, future events or changed circumstances.

Diedrich Coffee Investor Relations:

Scott Liolios or Cody Slach

Liolios Group, Inc.

Tel 949-574-3860

info@liolios.com

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